Exhibit 99.1

[PRO-PHARMACEUTICALS, INC. LOGO APPEARS HERE]

PRO-PHARMACEUTICALS ANNOUNCES $10 MILLION FINANCING

Newton, Mass. (February 15, 2006) Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate compounds to enhance the treatment of serious diseases, today announced that it has entered into definitive agreements for a $10 million private placement with institutional investors who purchased Convertible Debentures and Common Stock Purchase Warrants. The Debentures, which mature on January 1, 2008, are to be redeemed in 18 monthly payments of principal beginning August 1, 2006, and bear interest at the rate of 7% per year. The Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $3.35, subject to certain adjustments. The Company may make payments of principal and interest in cash or in shares of its common stock. If payment is in shares, the price per share will be at a 10% discount to any five-day volume weighted average prices for that month.

The Warrants are exercisable to purchase up to approximately 1.5 million shares of the Company’s common stock at an initial exercise price of $3.35, subject to certain adjustments. The Warrants are not exercisable for six months following the closing of the private placement and have a five-year term.

The Company has agreed to register the shares of its common stock issuable upon redemption or conversion of, or as interest on, the Debentures and upon exercise of the Warrants. The Company is required to seek approval of its shareholders to issue shares under the Debentures or Warrants that would exceed a certain maximum under the rules of the American Stock Exchange.

The conversion price of the Debentures and the exercise price of the Warrants will be subject to full ratchet, anti-dilution adjustments in the event the Company completes a subsequent financing at a purchase price that is lower than the conversion price of the Debentures or exercise price of the Warrants. The terms of the Debenture include customary covenants binding on the Company.

The Company expects to use the proceeds of this finance transaction to fund future development activities and to provide working capital. Rodman & Renshaw served as the placement agent on behalf of the Company.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Pro-Pharmaceuticals, Inc. – Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is developing proprietary carbohydrate-based compounds to enhance the treatment of serious diseases. Initially, the product pipeline is principally focused on increasing the efficacy and decreasing the toxicity of approved chemotherapy drugs. The Company has been conducting clinical and pre-clinical studies with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (AVASTIN®). Results show that DAVANAT® exhibits a broad spectrum of activity with tested drugs. DAVANAT® is a proprietary polysaccharide in a CARBOSOME™ formation that target delivers chemotherapy drugs to receptors (lectins) found on cancer cells. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because of uncertainties and risks facing the Company, many of which are outside of the Company’s control, future events could cause actual results to differ materially from those indicated by such statements. More information about those risks and uncertainties is contained and discussed in the “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements herein represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals. AVASTIN is a registered trademark of Genentech, Inc.